Exhibit 99.1

TALX EXPECTS FISCAL FIRST-QUARTER EARNINGS
TO SIGNIFICANTLY EXCEED GUIDANCE

     ST. LOUIS, July 11, 2005 — TALX Corporation (NASDAQ:TALX) reported today that it expects earnings per share for the fiscal first quarter ended June 30, 2005, to significantly exceed the company’s previous guidance, primarily reflecting strong revenue growth in The Work Number and overall cost control.

     TALX now anticipates first-quarter diluted earnings per share from continuing operations to be in the range of $0.26 to $0.27, compared with the previous estimate of $0.20 to $0.22. Revenues are expected to slightly exceed the upper end of the $44 million to $46 million guidance range.

     William W. Canfield, president and chief executive officer, commented, “Transactions within The Work Number again exceeded our expectations, resulting in an approximately 40 percent increase in revenues in that line of business year over year and a strong contribution to our bottom line. Given the highly leveragable business model for The Work Number, incremental revenue gains translate into considerable improvements in gross and operating margins.

     “In addition, we expect first-quarter revenues in our tax management services business to increase approximately 25 percent from a year ago. This improvement is primarily due to contributions from our recent acquisitions, coupled with organic growth in the three to five percent range. Our acquisitions in this line of business have translated into significant opportunities to market new services and cross-sell existing services across our growing client base. Leveraging our expanded line-up of services continues to be a top priority at TALX.”

     L. Keith Graves, vice president and chief financial officer, added, “During the quarter, we also continued to benefit from our acquisition integration initiatives and our focus on cost control. As a result, we anticipate that our overall gross margin will be higher than in the sequential and year-earlier quarters. Further, we anticipate that SG&A expenses as a percentage of revenues will reflect a substantial decline from the year-ago level.”

     The company indicated that it plans to update full-year guidance and provide guidance for the second fiscal quarter with the first-quarter news release, scheduled for July 27.

     TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services – automated employment and income verification services via The Work Number (R) and unemployment cost management services via UC express (R). TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades in the Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s web site at www.talx.com.

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the first quarter of fiscal 2006, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2005, under the caption “Risk Factors” in “Part I – Item 1,” as well as (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or any similar law; (7) risks associated with changes in economic conditions or unemployment compensation laws; (8) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (9) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (10)

risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services; and (11) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

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